MEMORANDUM OF SETTLEMENT

                            OVER THE REVISION OF PAY

                                       AND

                               CERTAIN ALLOWANCES

                                  DATED 2nd DECEMBER, 2000

                                     BETWEEN

                                  MANAGEMENT OF

                          VIDESH SANCHAR NIGAM LIMITED

                                       AND

                          THEIR WORKMEN REPRESENTED BY

                     THE FEDERATION OF VIDESH SANCHAR NIGAM

                            EMPLOYEES' UNION, MUMBAI





Under Section 12(3) read with Section 18(3) of the Industrial Disputes Act, 1947 and Under Section 20(p) and 18(1) of the Act.

                                     PART-A

SHORT RECITAL

      The last revision of the sale of pay of VSNL non-executives was made effective from 1.1.1992 for a period of five years and after the expiry of five years the next pay revision fell due from 1.1.1997. The Federation of VSN Employees' Unions had submitted a Charter of .Demands (COD) on
      20.10.1997 requesting VSNL Management for the revision of pay and allowance and other related benefits to the non-executives effective from
      1.1.1997. Federation subsequently vide its letter No.FED/F-4/99/2000/96 dated 21st September 1999 requested for deferment of negotiation on wage revision until finalisation of pay revision in respect of executives.

1.2 DPE vide its OM No. 2 (11)/96-DPE (WC) dated 14.1.1999 conveyed the decision of the Govt. in connection with the next round of wage negotiations which fell due from 1.1.1997 with the workers (non-executives) of Central PSEs to be commenced by the Management of the Enterprises with the Trade Unions/Associations, subject to certain conditions like revision should be within the approved parameters and to ensure that also such negotiated wages would not come in conflict with the wage revision of executives.

1.3 Pursuant to Govt. of India Office Memorandum NO.2(1l)/96-DPE(WC)-GL XXVII dated 26th July; 2000 notifying that unionized employees governed by IDA pattern, would have option to opt for either:

         (1)      a  10  year   periodicity   on   wage   revision   with   100%
                  neutralization of DA as set out in the guidelines ~5d on 14.1.99, OR

         (2) a five year periodicity on the basis of graded neutralization as did exist previously i.e. from 1.1.92 to 31.12.96.

      Federation indicated its preference for 10 year periodicity.

1.4 The issues arising out of the COD have been negotiated with the Employees' Federation initially on 19th & 20th October 2000 & from 8th to 10th November 2000 & finally from 23 November to 1st December 2000. After exhaustive process of negotiation the Memorandum of Settlement was arrived on 2nd Dec. 2000.

1.5 In the context of fast changing technologies, competitive environment and tremendous growth potential in the field of Te1ecommunications around the globe, both Employees' Federation and the Management commit themselves to work together for attaining the objectives and increase productivity and profitability.

1.6 It is also realized that re-training, re-deployment and re-adjustment of manpower, changes in the work culture with commitment to productivity would have to be achieved in the context of changing requirements of the Company. Towards this end, employees and the representatives assure full co-operation to the Management for implementing charges as may be required periodically.
                                     PART-B


                              TERMS OF SETTLEMENT

This settlement will be applicable to all the categories of non.executives who were on the rolls of VSNL as on l.l.1997or have subsequently joined the Company.

This settlement shall be effective from 1st January 1997 till 31.12.2006 (ten years) and will continue to be operative till next settlement is signed.

WAGE STRUCTURE

2.1   Scale of-pay

      The following shall be the pay scales applicable to the non-executives of the company from 1st January 1997:

--------------------------------------------------------------------------------
               Pre-Revised Scales                Revised Pay Scales w.e.f.
                                                 1.1.1997
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Level     Scale of Pay                   Span          Scale of Pay       Span
(grade)                                  (years)                         (years)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
NE-1      2300-40-2620-50-3220           20      4825 - 125 - 6700        15
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
NE-2      2375-50-2775-60-3495           20      5100 - 140 - 7200        15
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
NE-3      2475-60-2955-70-3795           20      5450 - 175 - 8075        15
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
NE-4      2600-70-3160-80-4120           20      6000 - 200 - 9000        15
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
NE-5      2780-80-3420-90-4500           20      6700 - 225 - 10075       15
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
NE-6      2985-90-3705-100-4905          20      7150 - 240 - 10750       15
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
NE-7      3210-100-4010-110-5330         20      7700 - 250 - 11450       15
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
NE-8      3450-110-4330-120-5770         20      8400 - 265 - 12375       15
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
NE-9      3700-120-4660-130-6220         20      8590 - 300 - 13990       18
--------------------------------------------------------------------------------

2.2.  Dearness Allowance

      100 percent Dearness Allowance (DA) neutralization shall be adopted for all the Non-Executives w.e.f. 1.1.1997. On 1.1.1997 at 1708 AICPI the IDA in the revised scale of pay would be nil. The change in DA shall be paid as notified by DPE from time to time.

2.3.  Fitment Method

      Fitment in the revised scales shall be made applicable as per DPE Guidelines as per following method.

      a)    Basic Pay in the Pre Revised pay scales as on 31.12.1996
                                               Plus
      b) Corresponding Dearness Allowances at AICPI at 1708 (Base 1960--100) as on 1.1.1997
                                               Plus
      c)    FDA component as on 1.1.97.
                                               Plus
      d)    Fitment amount up to 20% of (a) above.

      The new basic will be determined by placing the aggregate amount arrived by adding (a) to (d) in the revised scale of pay. Where the aggregate amount (a to d) thus arrived does not fit into the stage in the revised scale of pay, the new basic pay will be determined by fixing the aggregate amount at the next higher stage in the revised scale of pay.

2.4.  Bunching Increments

      One increment in the revised scale will be granted for every three increments drawn in the pre revised scale held as on 31.12:1996, as bunching increment. The amount so arrived will be added to the pay arrived as in para 2.3 above.

2.5.  Special Increments

      One special increment in the revised scale shall be granted to the Non Executives who were on-the rolls of the Company as on 31.12.1996. In addition to this, employees who were in the grade of NE-9 as on 31.12.1996 shall be granted two additional increments in the revised scales. These increments shall be payable from 1.1.1997.

2.6   Stagnation increments

      15Non-executives who reach the maximum of the revised scale of .pay (stagnation) would be granted up to a maximum of three stagnation increments.

2.7   Fixed Dearness Allowance

      The payment of Fixed Dearness Allowance (FDA) shall be discontinued in the revised pay scale with effect from l.l.l997.

2.8   City Compensatory Allowance -

      City Compensatory Allowance shall be paid with effect from 19th November 1999 as per the classification notified by the government from time to time & quantum as per DPE notification.

2.9   House Rent Allowance

      House Rent Allowance shall be paid with effect from 19th November 1999 as per the classification notified by the government from time to- time & quantum as per DPE notification.

2.10  PERKS & ALLOWANCES - - -

      It has been agreed to negotiate perks & allowances separately, for which the process will be initiated as-early as possible. For implementation of this pay revision, perks & allowances and other entitlements linked to the basic pay will remain unchanged until revised.

PART-C

It has been further agreed by and between the parties as follows:-

1.    Improvement of overall efficiency.

      i) Federation and its members must strive for improving overall services and productivity.

      ii) Federation will cooperate with the Management in matters relating to restructuring of various wings/sections within the organisation.

      iii) Federation will cooperate with the Management in ensuring industrial peace by discussing disputes, if any with the Management for arriving at mutually acceptable settlement

      iv) Federation agrees that its member employees would accept diversified jobs in order to ensure higher productivity in Internet Services, Marketing, Customer Relations etc.

      v) Federation agrees that its member employees would cooperate in the matter of bringing out improvement in all areas of working like office automation, etc.

      vi) Due to rapid change in technology, the employees are expected to keep themselves updated in their respective area of working and Management will be providing necessary training, assistance, etc. for the same.

      vii) Federation must realise the bottom line in providing efficient services both for domestic and international norms to remain competitive.

      viii) Keeping in view the competitiveness of. telecom sector in which VSNL is operating, Federation and its members agree to- strengthen the hands of the Management by rendering all possible cooperation to remain competitive.

2. Management also appeals.the Federation of Employees Unions and Regional Unions themselves to lead the employees to work together with the Management in attaining the following goals emphasized in our targeted plan for the coming years:

      i) Efficient handling of the various telecommunications services provided by VSNL.

      ii)   Services to the customers to their better satisfaction.

      iii)  Improvement in productivity and reduction in operational costs.

      iv)   Improving quality in all operations.

      v)    Necessary improvement in working conditions.

      vi)   Continuously adopt better working practices.

      vii)  Punctuality/reduction of unauthorized absenteeism.

      viii) Effective utilization of all available resources.

      ix)   Improvement in housekeeping.  -

3. Employees' Federation and unions acknowledge that redeployment and retraining consistent with skills, dignity and earning of employees is necessary in the context of modernization and changing advanced technology in our organization.

4. Employees' Federation and unions agree that discipline at all levels is essential for smooth and efficient functioning of the organization and will ensure compliance by all its members.

5. Employees' Federation assure to work shoulder to shoulder with the Management towards attaining the customer satisfaction because of the changed scenario in the telecommunications field.

6.    Management  expect the  characteristics  of the  workmen  with  respect to
      degree  of  skill,  punctuality,   adaptability,   willingness  to  accept
      innovation, attitudinal changes etc. for higher work responsibility.

7.    GENERAL

      1)    No  individual  or collective  representation  of whatsoever  nature
            arising  out  of  this  settlement   shall  be  entertained  by  the
            Management.

      2)    There will be no change in the dates of drawal of annual increment.

      3) Increment/promotion falling after -1.l.1997 will be granted in the revised pay scales.

      4) Anomalies, if any, arising out of this revision should be referred to HQ for resolution within the administrative rules and guidelines.

8. The above agreement will be applicable subject to the approval of the VSNL Board.

SIGNED AT VSNL, VSB, MUMBAI ON 2~ DAY OF DECEMBER 2000.

                            PARTIES TO THE SETTLEMENT

                                    On behalf of Workmen (Non Executives)
On behalf of VSNL Management              represented by Federation of VSN
                                                Employees' Unions
                                    1     S.M.Pimpale, President
                                    2     Syed Altaf Hussain, V.President
      Amitabh Kumar, Director (0)         3     S.D. Shukla, Secretary General
                                    4     G.E. Gosavi, Jt. Secy General -
                                    5     M.B.More, Treasurer
                                    6     J.C. Parashar, Liaison Officer
      M.G. Wasnikar, CGM (0)        7     M.M.Solanki, ASG Gioup D
                                    8     K. Balan, Advisor_ - -
                                    9     P.Y. Patil, President, Mumbai
                                    10    TS.-Shivkumar, Gen. Secy, Mumbai -
      Arun Gupta, CGM (F)                 11    A.B.Gamre, ASG, Mumbai
                                    12    P.V. Mohite, Councillor
                                    13    J.S.Dhaliwal, President, New Delhi
                                    14    Pyrelal Bhatt, Gen. Secy, N~' Delhi
      G.R. Shaikh, SGM (HR)         15    S.K. Sharma, ASG, New Delhi
                                    16    R.Vasu, President Chennai
                                    17    Joshep Manoharan, G. Secy. Chennai
                                    18    V. Srinivasan, Councillor, Chennai
      V. Natarajan, SGM (FIR)       19    A.K~Mitra, President, Calcutta
                                    20    R. Gangopadhyay, Gen.Secy, Calcutta
                                    20    P:R. Gaikwad, President, Pune
                                    22    S.G.Sinnarkar, Gen. Secy. Pune
      K.S.B.Nair, DGM(HR)           23    R.S. Inamke, President, Arvi
                                    24    N.T.Sarwade, Gen Secy. Arvi
                                    25    A.D.Bhosle, ASG, Arvi
                                    26    C.P.Kala, Gen. Secy, Dehradun
                                    27    Dinesh Sharma, ASG, Debradun

                                  OFFICE ORDER

Sub:  Revision of Pay and certain  A1lowances of  Non-executives  of VSNL w.e.f.
1.1.1997 - Implementation of.

1. The last revision of the scale of pay of VSNL non-executives was made effective from 1.1.1992 for a period of five years and after the expiry five years the next pay revision fell due from 1.1.1997. The Federation of VSN Employees' Unions had submitted-a Charter of Demands requesting VSNL Management for the revision of pay & allowances and other related benefits to the non-executives effective from 1.1.1997. Subsequently, the issues arising out of the COD was negotiated with the Employees' Federation by the Management on several occasions. After prolonged negotiation, Settlement has been arrived at between the Management and- the Employees' Federation of VSNL on 2.12.2000 over the issue of revision of pay scales effective from 1.1.1997 as well as certain other relatedallowances.

2. Particulars of the revised pay structure of non-executives w.e.f. 1.1.1997 and the guidelines for implementation, etc. are enclosed herewith at Annex l. In the enclosed annexure sequence of events for fixation in the revised scale is clearly set out and all concerned are advised to comply with the same diligently. In the guidelines, precautions have been taken to ensure that no ambiguity prevails while-fixing the pay in the revised scales. A format has been prepared by HQ office which is enclosed at Annex II.. It is expected that uniformity is maintained in utilising same.

3. It is not open for the Regions/Centres to draw their own inferences and conclusions in interpreting the fixation and other related benefits. A back reference has to be made to the HQ office with specific terms of reference so that the matter could be examined and suitable instructions be given as early as possible.

4. The Interim Ad-hoc advances paid on two occasions to the eligible non-executives in terms of Office Orders No. HQ-A/01-10/97-PE.1 dated 24.4.1998 & 23.l0.2000 and also the monthly Interim Relief paid w.e.f. 1.10.1998 in terms of Office Orders No. HQ-A/01 - 10.98-PE.1 dated 15.10.1998 & 6.10.1999, shall be adjusted in full against the payment-of arrears arising out of the pay revision to be made as per this order. In cases where there is no scope for adjustment. it should be adjusted suitably.

5. No individual or collective representation arising out of the fixation sahll be entertained by the HQ office and the Regions/Centres are requested to dispose of the same in light of the instructions issued herewith. Anomalies, it any, arising out of the fixation on revision, shall be considered for resolution as a one time measure after the process of auditing is completed.

6. It should be noted that implementation of the revised pay scales is subject to Board's approval and pending Boards approval, it is necessary to obtain individual undertaking in the prescribed format (format enclosed.Annex-III) from each non-executive to the effect that in the event of any modification to the pay scales by the VSNL. Board, the excess amount drawn, if any, shall be refunded by him/her.

7. Heads of Regions/Centres are advised to take necessary steps to complete the implementation of pay revision in the shortest time possible in order to draw salary payable for the month of December 2000 and onwards in the revised scales to the non-executives. Arrears arising out of this pay revision under these orders may be disbursed by the Centres/Units expeditiously.

8. Subsequent to implementation of revised pay scales by the Regions/Centres, HQ will constitute an audit committee for carrying out inspection for ensuring that the pay scales implementation like fixation, etc. has been done strictly in accordance with the guidelines issued with this order.

9. All issues arising out of the provisions contained in this order/guidelines which may require interpretation/clarification are to be referred to HR Wing of HQ for-decision.

                        for VIDESH SANCHAR NIGAM -LIMITED

                                 1 (G.R. Shaikh)
                        SENIOR GENERAL MANAGER (HR)

Encl:  Annex.I, II, III, IV & V

Copy for information & necessary action:

1.    CGM(ER)/Calcutta  2. CGM(NR)/New Delhi    3. CGM(WR)/Mumbai

4.    SGM(SR)/Chennai   5. SGM(EK)/Ernakulam    6. SGM(H'D/Hyderabad

7.    SGM(AU)/Arvi      8. SGM( BG)/Bangalore   9. GM(DU)/Dehradun

10.   GM(J'D)/Jullandhar      11. DGM(PC)/Pune        12. DGM(KP)/Kanpur

13.   DGM(GN)/Gandhingar 14. DGM(C&B)/HQ/LVSB    I5. SM (ID )/Indore


16.   CMD's Office/Dir.(NW)/Dir.(D)/Dir.(Fin.)/Dir.(O)/C.V.O./CS/CGM(Planning)/
      CGM(lnternet)/CGM(O/HR)/CGM (Mktg.)/CGM (F&A)-B/CGM
      (PR)/CGM (F&A)-S.

17.   CGM(VIG)/SGM(HR)-S/SGM(Estate)/SGM(Coml.)/SGM(TP)-A/SGM     (HR)-    N/SGM
      (HR)-D/SGM (TA)/ SGM (NW)-CSS/GM (TO) - B/ GM (TO) - R / GM (NW)/ GM (RD)/ GM (TP)/GM (Systems )-AKS/ GM (Systems) BC/ GM (Comm.) HQ Office. - -

18. TP Wing/TO Wing/ Traffic Wing/ R&D Wing/ Estate/ Coml./ SWP/ EDP/ Satcom/ Markg. Section of HQ Office.


19.- Per-II/ Advance/ Admn. / Legal/Recruitment/ Training/ Logistic/ Welfare/ CR Section of VSNL, HQ Office, Mumbai.

20.   Cash & Bill/ Budget/ Finance/ Public Relations Sections/ CPF Trust.

21.   SC/ST CeII.

22.   The Secretary General, Federation of VSNL Employees' Unions, Mumbai.

23.   The  Secretary  General,  Federation  of Telecom  Officers'  Associations,
      Mumbai

24.   The Secretary General, Federation of VSNL. Officers' Associations, Mumbai.

25.   Hindi Section for the needful.

26.   Copy to Notice Board/Guard File.

                                      *****

                                     ANNEX-1

GUIDELINES FOR REVISION OF PAY AND CERTAIN ALLOWANCES OF NON~EXECUTIVES OF VSNL WITH EFFECT FROM 1st of .JANUARY 1997:



I.    REVISED SCALES OF PAY


1.1 The following shall be the pay scales applicable to the non-executives of the company from 1ST January 1997:

--------------------------------------------------------------------------------
               Pre-Revised Scales                Revised Pay Scales w.e.f.
                                                 1.1.1997
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Level     Scale of Pay                   Span          Scale of Pay       Span
(grade)                                  (years)                         (years)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
NE-1      2300-40-2620-50-3220           20      4825 - 125 - 6700        15
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
NE-2      2375-50-2775-60-3495           20      5100 - 140 - 7200        15
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
NE-3      2475-60-2955-70-3795           20      5450 - 175 - 8075        15
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
NE-4      2600-70-3160-80-4120           20      6000 - 200 - 9000        15
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
NE-5      2780-80-3420-90-4500           20      6700 - 225 - 10075       15
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
NE-6      2985-90-3705-100-4905          20      7150 - 240 - 10750       15
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
NE-7      3210-100-4010-110-5330         20      7700 - 250 - 11450       15
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
NE-8      3450-110-4330-120-5770         20      8400 - 265 - 12375       15
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
NE-9      3700-120-4660-130-6220         20      8590 - 300 - 13990       18
--------------------------------------------------------------------------------

2.    DURATION


2.1 The revised Pay Sca1es will be effective for a period of 10 (Ten) years from 1st January l997.

DEARNESS ALLOWANCE

The Industrial Dearness Allowance (IDA) at All India Consumer Price Index (AICPI) 1708 admissible to Non-Executives in the revised Scales of Pay as on 1st January I997 will be "Nil" as the applicable amount of IDA as on 1st January 1997 in the 1992 Salary Structure has been merged in the revised Basic Pay. The first installment of DA in the 1997 Salary Structure would become due from 1st April 1997. The DA payable from 1st April 1997 would be as per the new DA Scheme. The details of the Scheme are as follows:

(i) All India Consumer Price Index (AICPI) Number for Industrial Workers (general) based on 1960 = 100 would continue to be used for grant of compensation to non-executives of VSNL against price rise.

(ii) DA would be paid for the increase in AICPI above quarterly index average of 1708 to which the revised Scales of Pay (1997) are related.

(iii) DA installments would continue to be revised 4 times a Calendar year, i.e., w.e.f. 1st January, 1st April, 1st July and 1st October.

(iv) The quaterly average of AICPI would continue to be computed in the following manner:

      Quarterly Average                         Payable from

      September, October and November of
      previous year                                   1st January

      December of the previous year and
      January and February of the current year        1st April

      March, April and May of the current year        1st July


      June, July and August of the current year       1st October

(v) The percentage increase in the quarterly average of AICPI for the period ending February, May, August and November over AICPI 1708 would be as notified by DPE.

(vi) The rate of compensation to Non-executives over the Basic Pay at AICPI 1708 will be in whole numbers. Fractions, if any, will be carried forward to the next quarters.

(vii) Calculating the quantum of DA payable on this basis, fraction of 50 paise and above will be rounded off to the next higher rupee and fraction below 50 paise will be ignored.

(viii) The percentage DA neutralisation to all Non-executives in the 1997 Salary Structure will be 100%.

3.2 The revised rates of DA payable to Non-executives during the period from 1st April 1997 to 31st December 2000, would be as follows:

--------------------------------------------------------------------------------
  DA payable for Quarter        Quarterly average      Rate of DA payable (% of
      commencing from            AICPI applicable             Basic Pay)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
           35433                       1726                        1
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
           35436                       1737                       1.7
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
           35439                       1762                       3.2
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
           35795                       1794                        5
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
           35798                       1870                       9.5
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
           35801                       1893                      10.8
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
           35804                       2010                      17.7
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
           36160                       2122                      24.2
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
           36163                       2077                      21.6
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
           36166                       2051                      20.1
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
           36169                       2087                      22.2
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
        01.01.2000                     2143                      25.5
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
        01.04/2000                     2123                      24.3
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
        01.07.2000                     2156                      26.2
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
        01.10.2000                     2186                       28
--------------------------------------------------------------------------------

3.3 Rate of DA payable during each Quarter commencing from 1st January, 2001 would be notified by the HQ Office from time to time.

3.4 Dearness Allowance already paid from January 1997 to November 2001, based on the 1992 salary structure would be fully adjusted against the arrears payable under this order.

4.    FIXATION OF PAY IN THE REVISED SCALES OF PAY
      --------------------------------------------


4.1 The pay of Non-Executives who were on the rolls of the Company on 31st December l996 and continue to be in the service of the Company as on the date of issue of this Order will be brought on to the revised Scales in the following manner:

(a)   Basic Pay in the existing Scale of Pay (1992) as on 31st December 1996

                                      Plus

(b) Corresponding Dearness Allowance at AICPI of 1708 (base 1960) = 100 as on 1.1.1997.

                                               Plus

(c) Fitment amount up to 20% of (a) above i.e. 20% at Basic Pay drawn as on 31st December 1996)

                                      Plus

(d)   FDA component as on 31.12.1996

      The total or(a) / (b) / (c) + (d) would be the :aggregate amount.


4.2 The new basic pay will be determined by placing the aggregate amount arrived by adding (a) to (d) in the revised scale of pay: - Where the aggregate amount (a) to (d) thus arrived does not fit into the stage in the revised scale of pay,. the new basic pay will be determined by fixing the aggregate amount at the next higher stage in the revised scale of pay.

4.3   BUNCHING INCREMENT

4 3 1 One increment in the revised scale will be granted for every three increments drawn in the pre-revised 1992 scale of pay and this amount will be added to the pay arrived at as in para 4.2 above.


4     SPECIAL INCREMENT

4.4.1 One special increment in the revised scale shall be granted to Non-executives who were on the rolls of the Company, as on 31.12.1996-. In addition to this, non-executives who were in-the grade on NE-9 as on
      31.12.1996 shall be granted two additional increments in the revised scales. These increments shall be payable from 1.1.1997.


4.5   - STAGNATION INCREMENT

4.5.1 Non_executives who reach the maximum of the revised scale of pay (stagnation) would be granted upto, a maximum of three stagnation increments.

4.6   FIXED DEARNESS ALLOWANCE (FDA)
      ------------------------------


4.6.1 The payment of Fixed Dearness Allowance (FDA) shall be discontinued in the revised pay scale with effect from 1.1.1997.

4.7   APPOINTMENT ON OR AFTER AFTER 1.1.1997
      --------------------------------------

4.7. 1 Non-executives appointed on or after 1st January 1997, at the minimum of the 1992 scales will be deemed to have been directly appointed in the revised scales of pay effective from 1.1.1997 and no fitment benefit will be admissible to them. Pay of Non-executives whowere appointed at the minimum of the pre-revised scales of pay will be fixed at the minimum of the corresponding revised scales of pay w.e.f. the date of appointment.

4.7.2 Non.executives appointed on or after 1" January 1997 and who have been granted advance increments, if any, on appointment in the pre-revised scales, their pay.in the revised scale will provisionally be fixed at the minimum of the corresponding revised scale of pay.

4.7.3 In cases where pay fixation had been done in the pre-revised scale (1992) taking into account pay & allowances last drawn in the previous Organization (1992 scale), pay protection would be granted in the revised scale (1997) on the basis of last pay drawn in the previous Organization, provided the scales of pay in the previous Organization have also been revised and a revised Last pay Certificate is produced. In the absence of such a revision in the previous Organisation, the pay shall be fixed at the minimum of the concerned revised scale of pay.

4.7.4 Pay fixation in respect of Non-executives, if any. who have, been appointed in the Cornpany between 1st January 1996 and 31st December 1996
      - from the Central Government, State Government, Public Sector Undertakings following the CDA pattern etc. will be dealt with separately, keeping in~view the revision of pay scales effected in the Government w.e.f.' 1st January'.l996. Such Non-executives will not be eligible for fixation benefits as envisaged in paras 4:1 to 4.4 above. Pay in the revised scales in such cases will provisionally be fixed at the minimum of the corresponding revised scale of pay.

4.7.5 In respect of  Non-executives  (including  cases of immediate  absorption, re-employed pensioners, ex-servicemen, etc.) who have been appointed/re-employed in the Company on or after 1st January 1997 from the Central Government, State Government, Public Sector Undertakings following the CDA pattern etc., their pay will be re-fixed in the revised scale, as per the extant rules applicable in such cases.

4.7.6 Cases of Non-executives, if'any, falling under the above categories at paras 4.7.2 to -

4.7.5 above should be referred to the HR Wing of HQ. with necessary details, for final fixatiori of pay.

HOUSE RENT / LICENCE FEE RECOVERY

Separate Orders will be issued in this regard in due course of time. Till -then. recovery of House Rent / Licence Fee from those employees who are provided with Company Quarters/leased accommodation would continue to be effected as at present.

CITY COMPENSATORY ALLOWANCES (CCA)

City Compensatory Allowances (CCA) would be computed and paid based on- the reclassified list of cities as notified by the Government of India for the purposes of payment of CCA to Government employees, which is as under:

 ----------------------------------------------------------------
 Basic Pay per   A-I -       A                B-i          B-2
 month           Population> Population>Population>  Population
                 SD-Iakhs    20         10 lakhs and >
                 -           laklis    -~ 20 lakhs  5 lakhs
                             and                and <
                             < 50                    10 Iakhs
      lakhs  -  ----------------------------------------------------------------
----------------------------------------------------------------  Below  Rs.4000
90 65 - 45 [ 25 ----------------------------------------------------------------
----------------------------------------------------------------  Rs,4000-5250 1
125         -         95          65          .,          35         J         -
----------------------------------------------------------------
---------------------------------------------------------------- - 200 - 150 - -
[00               -               65                Rs.5251-6499               -
----------------------------------------------------------------
----------------------------------------------------------------  Rs.650() & 300
-.          240          iS))          I          l2()          -          above
----------------------------------------------------------------   The   revised
classified list otciies as nocilied b~ the Urn erottient otlndiu t~r the purpose otdra~va1 otC,\ is appended hereto (Annex-Vt. Fur the purposeI classiIicatjoz-~ of cities for pa~-mcnt of CCA. the classification as notified h~ the ~ ~ t. 1India from time S.

9.
      to time shall he t~ilowed, - - -
      FAMILY PLANNINc INCREMENT -   -     -

Non-executives who have been drawing the special incrememit in the Ibrm atPersomial Pa~(PP) for undergoing Family Planning / Scerilisatioti C )peration prior to I Januamv 1997 would be allowed to draw the PP equivalent to the )o~~est rate oineremnemu in the revised scale corresponding to the pre-rcvised pay scale against .~ hich the individual had earned the PP. w.e.tl I" January 1997. Employees who ~ hose spouse ha. e ttnder~otte the sterilisacion operation on or afier I January 1997 would be a! to.. ed the )I based on the incremenc rate in the revised scale ofpav. as per the extant rules. Ihe special increment would riot be reckoned as basic pay for computing t)earnes~ Allowance and any other consequential benefits. - - -, - - -


J~QYIDENTFUND/VSNL E~lPLQYEE SELF CONTRIBUTORY PENSION -
      SCHEME -          - - - -

Consequent upon revision of- pay scales and DA. emplovers as \velI as employees -contribution to the Provident Fund will be recalculated and recovered at the applicabLe -rate viz. ~ tO percent ott the revised-basic pay and-DA .v.e.f. I~ Jaiiuarv 1997 to 21st September, 1997 and @ 12 percent effective from 22nd September. 1997 onwards. Emplove&s contribution, towards the VSNL Emee
Self Contributory PensIon - -Scheine shall be recalculated and recovered at the applicable rate. - 10. - - PAYMENtOF A-R~EARS - - - - - - -- - - - - - - -




10.1 - Payment  qf~ears  arising out of revision of pay scales from I ~Januar~:
1997 d~war~_ - - to Non-executives who were on the rolls of the Compartv on I January 1997 and who -have joined thereafter. .vill comprise of amounts arising out of the following: -

1. Revised Basic Pay. - 2. Revised DA~ - - - .3. - Increments. - 4.- HRA & CCA at revised rates w.e.f l9t~Nember 1999. wherever applicable. - - 5.~- Fixation of Pay on promotion. - 6. Family Planning Increment. 7. Earned Leave encashrnent. 3. Terminal benefits of- Provident Fund & Gratuity. 9.
EX-gratia/PLJ  ~1 / Provisional  payment may he made to  non-execuu\  es
ha. e moved ott transfer aller 1 January 1997. along with others. hasec~ on the available data.. ftan~ int~irmatiofl liLe attendance. date of promotion. date of increment etc.. is requited in res)~eCt of ~u~h nonexecutives. these can be obtained trom otlice .heretrotu the nomm~e\eeutt es .aS transferred -
-

10.3 Non_exectxtiCS who have ceased to be in the services ol the Louipai1~ ~dter l~ January 1997 due to superaflflUati0t~. termination of service on account of cunimnued ill-health. resignation with permission and death (payment to the nominee in ease oldeath) .ill be --eligible for arrears in terms of this order on a pro-rata basis. .here er due. Payment oarrears to such
non~exeCUties   /  nominees  is  to  he  effected  omiI~  at~er  receipt  ofzt
 .rittefl request from the non_executi\c I nominee concerned.

 .t().4 \Vith regard to Non_executieS. transferred from one Station Office to another atier V January 1997. payt~lcnt of arrears is to be made (by the trunsferec office) only. after obtainin~ necessary details. if any. from the transferors uttice. -

io.s Recoveries like Notice pay. if any. to be efte~ted from ex.eniployecs is ma he recalculated and recovered. Similarly, wherever amounts are due and payable h~ ex-employces. the same will -be recovered fron~tl~e arrears payable. - - -

10.6 Benefits of revised Basic Pay and Allowances in terms of this order and consequent payment of arrears shall not be applicable to Non-executives who ceased to be in the services of the Company on the,toUowiflg grounds on. or after l~January 1997: 1. Dismissal; - - 2. - Absconding:

3. Resigned and left where disciplinary actiOn against him/her riaci already been - - initiated and-was in progress: -- - -.

4. Resigned and left ~ithdut d~ notice add where bond liability had not been - discharged at the time of leavi~ig the Company:

5. In cases where the alleged misconductagaiflst the employee is prejudicial to the interest of VSNL and an et:lquiry is contemplated or is in progress. 11. RE~QV~IES OF 1NcO~iEJrAWc- - - -

Recoveries towards Income Tax. Professional Tax. etc.. are to be effected as per Rules. Finance Wing may take up the matter of extending relief under Section 8~ of the Income Tax Act~ with the concerned Income Tax Authorities. 12. INTERL\1 RELIEF / ONE T1~1E ADIIOC AI)VANCE

The  Interim   Ad-hoc   advances   paid  on  two   occasions   to  the  eli~ible
110F1-CNCCULiVCS   in  ~crms  olOtlice  Orders   No.!-IQA/Ol-10197-1E.l   dated
24.4.1~)9~  & 23.  li).201)()  and also the monthly  Interim  Relief paid w.e.f.
1.10.1998 in ternis oiOliic~ Ord~rs No.1-IQA/0 I -1 0/98PE. 1 dated 15.10.1998
& 6. 10.1999. shall be adjusted in lull. a~ainsL the payment of arrears arising out of the pay revision to be made as per this order. In cases where there is no scope for adjustment. it should be adjusted suitably by appropriate instalments from their salary.


13.   PAY RELATEI) MATTERS

13.1 Merely because otrevision of Basic Pay / Scales of Pay. there will not he any upward revision in the enUtlement to various Allowances / Benefits (other than those mentioned in the ~rder~, related to Basic Pay. Such allowances / b~netits will continue io be paid based on the pre-revised basic pay I scale of pay (I 99~ scales).

13.2 All other allowances (not related to basic pay and not revised as mentioned above), benefits, perquisites and performance related incentives will continue to be paid at the, existing rates / quantum.

13.3 Revision of other allowances / benefitsi perquisites / performance related payments, etc. will be considered separately and de~isions taken will be intimated in due course of time.


14.  INTERPRETATIONS I CLARIFICATIONS

All issues arising out of~the provisions contained in [his ~derwhich thay require -interptetation klarification are t6 be referred to the HR Wing I. Finance Wing of Headquarters for decision.